Exhibit 10.14

CONFIDENTIAL AGREEMENT AND GENERAL RELEASE

This Confidential Agreement and General Release (“Agreement”) is entered into by and between DONALD E. DAVIS (“Mr. Davis”) and KOPPERS INC. (“Koppers”).

WHEREAS, Mr. Davis has been employed by Koppers as its Vice President & Chief Financial Officer;

WHEREAS, effective June 10, 2003, Mr. Davis’s employment as the Vice President & Chief Financial Officer of Koppers will terminate;

WHEREAS, though it has no obligation to do so, Koppers desires — through a combination of a leave of absence and employment of Mr. Davis in the capacity of a consultant — to postpone the final termination of Mr. Davis’s employment until August 3, 2005, and Mr. Davis desires to remain employed by Koppers through said date;

WHEREAS, prior to entering into any arrangement covering the period from the June 10, 2003 termination of Mr. Davis from his Vice President & Chief Financial Officer job until August 3, 2005, Koppers and Mr. Davis wish to resolve, finally and completely and with prejudice, and without judicial or administrative intervention, any and all other matters between them relating to Mr. Davis’s employment with Koppers, the terms and conditions of that employment, the termination of that employment, and the continuing effects thereof; and

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants set forth below, Mr. Davis and Koppers, each intending to be legally bound, agree as follows:

SECTION 1 — TERMINATION, LEAVE OF ABSENCE, AND CONSULTING ARRANGEMENT

A. Termination of Employment as Vice President & Chief Financial Officer: By his execution of this Agreement, Mr. Davis acknowledges that his employment as the Vice President & Chief Financial Officer of Koppers, and member of Koppers’ Senior Management, has been irrevocably terminated effective June 10, 2003. Mr. Davis will not be required to, and is not to, report to work after May 30, 2003. Also, as of May 30, 2003, Mr. Davis promises to return to Koppers all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, and any other property of Koppers or any other Released Party in his possession.

B. Leave of Absence, Employment as Consultant, Final Termination Date: Mr. Davis will be placed on an unpaid Leave of Absence from June 11, 2003 until January 24, 2004. Thereafter, for the period from January 25, 2004 through August 3, 2005, he will be employed as a consultant. In his capacity as a consultant, Mr. Davis will be available upon reasonable request, for at least 40 hours per month, to consult with and advise Koppers regarding financial matters. He will not be provided with an office or a secretary. Mr. Davis’s employment with Koppers will finally and forever terminate effective August 3, 2005.

C. Severance Pay. Upon the final termination of his employment with Koppers, Mr. Davis will be entitled to receive severance under The Severance Plan of Koppers Industries, Inc. (the “Severance Pay Program”) in an amount equivalent to 24 weeks and three days of his base weekly salary and he, also, will be entitled to be paid for 8 weeks of his base weekly salary for vacation that he accrued, but did not use as of June 10, 2003. At Mr. Davis’s request, in lieu of payment following the final termination of his employment, and as provided in Section 2 below, Koppers will pay these amounts, in weekly installments, to Mr. Davis during the Leave of Absence beginning on June 11, 2003 and ending on January 24, 2004.

D. Incentive Plan: Mr. Davis shall remain eligible to participate in the 2003 Senior Management Corporate Incentive Plan for the period from January 1, 2003 through the June 10, 2003 termination of his employment as the Vice President & Chief Financial Officer. The pro-rata incentive award, if any and as determined in Koppers’ sole discretion, to which Mr. Davis may be entitled will be determined in accordance with the terms of the Incentive Plan after the end of Koppers’ current fiscal year. Mr. Davis will not be eligible to participate in any Senior Management Corporate Incentive Plan for any period of time subsequent to June 10, 2003.

E. Stock Option Plan: Notwithstanding any other provision in this Agreement, Mr. Davis shall have until June 10, 2006 (but in no event after the expiration date of any applicable options) to exercise any granted but unexercised options under the Koppers Inc. 1998 Stock Option Plan or any predecessor stock option plans (collectively, the “Stock Option Plan”). Mr. Davis’s right, if any, to exercise any granted but unexercised stock options under the Stock Option Plan shall be governed by the provisions of the Stock Option Plan. Mr. Davis will not be granted any additional stock options after June 10, 2003. For purposes of the Shareholders’ Agreement between Koppers and Mr. Davis and Mr. Davis’s rights and obligations thereunder regarding Koppers stock owned by Mr. Davis, Mr. Davis’s date of termination shall be deemed to be January 24, 2004; otherwise nothing herein shall be construed as enlarging, limiting or otherwise impacting any rights or obligations Mr. Davis may have under the Shareholders’ Agreement.

F. Employee Stock Purchase Plan/Travel Accident/Vacation Accrual: Mr. Davis agrees that he will not elect to participate in the Koppers Inc. Employee Stock Purchase Plan after June 10, 2003. In addition, Mr. Davis understands and agrees that his coverage under the Travel Accident Insurance Plan of Koppers Inc. for Regular Salaried Employees shall cease as of June 10, 2003; any perquisites that Mr. Davis enjoyed prior to June 10, 2003 will be discontinued effective June 10, 2003, including without limitation any Koppers-paid dues and memberships; and Mr. Davis will not accrue any additional vacation benefits after June 10, 2003.

SECTION 2 — SEPARATION PAY AND CONSULTING PERIOD

For purposes of this Agreement, the period from June 11, 2003 through August 3, 2005 will hereinafter be referred to as the “Separation Pay and Consulting Period.”

A. Payment: During the Separation Pay and Consulting Period (i.e., from June 11, 2003 through August 3, 2005), Koppers agrees to provide to Mr. Davis, and Mr. Davis agrees to accept from Koppers, the following items:

(1) During the Separation Pay and Consulting Period, Mr. Davis shall continue to receive from Koppers his regular monthly salary of Twenty Thousand One Hundred Twenty-Five Dollars ($20,125.00), less deductions required by law, payable on the regular Koppers pay dates. Mr. Davis expressly acknowledges (a) that a portion of the continuation of his salary during the Separation Pay and Consulting Period, to-wit 24 weeks and 4 days, constitutes the equivalent of benefits to which he is entitled under the Severance Pay Program and is being paid to him in installments during the Separation Pay and Consulting Period at his election and request and in lieu of payment to him by Koppers on or after August 3, 2005; (b) that a portion of the continuation of his salary during the Separation Pay and Consulting Period, to-wit 8 weeks, constitutes the equivalent of his accrued and unused vacation benefits to which he is entitled and is being paid to him in installments during the Separation Pay and Consulting Period at his election and request and in lieu of a lump sum payment to him by Koppers; and (c) that the remaining portion of the continuation of his salary during the Separation Pay and Consulting Period, to-wit 79 weeks and 3 days, relates to Koppers employment of Mr. Davis as a consultant and is in excess of that to which he is eligible under the aforesaid Separation Pay Program and, further, is in addition to anything of value to which Mr. Davis is entitled under Koppers’ policies and procedures.

(2) During the Separation Pay and Consulting Period or until Mr. Davis is covered under another employer’s program of insurance benefits, whichever shall first occur, and as long as Mr. Davis elects to continue coverage and pays the employee share of premiums, where applicable, Mr. Davis and his eligible dependents will continue to be covered under the following insurance plans of Koppers: (a) Comprehensive Medical Benefits Plan of Koppers Inc. for Salaried Employees; (b) Dental Expense Plan for Salaried Employees of Koppers Inc.; (c) Group Life Insurance Plan of Koppers Inc. for Salaried Employees; (d) Personal and Family Accident Insurance Plan of Koppers Inc. for Salaried Employees; and (e) Koppers Inc. Survivor Benefit Plan.

(3) During the Separation Pay and Consulting Period, Mr. Davis will continue to receive service credit for purposes of determining the benefits to which Mr. Davis may be entitled under the Retirement Plan of Koppers Industries, Inc. and Subsidiaries for Salaried Employees (the “Pension Plan”); provided, however, that if the Pension Plan is terminated, frozen or otherwise amended prior to August 3, 2005, then Mr. Davis shall have no greater right to benefits or benefit accruals under the Pension Plan than the other participants in the Pension Plan.

(4) During the Separation Pay and Consulting Period, Mr. Davis will continue to be eligible to participate in the Employee Savings Plan of Koppers Industries, Inc. and Subsidiaries (the “401(k) Plan”).

(5) During the Separation Pay and Consulting Period, Mr. Davis will continue to receive service and compensation credit through August 3, 2005 under the two non-qualified supplemental executive retirement (“SERP”) plans sponsored by Koppers in which Mr. Davis currently participates, and the amount, form and timing of the commencement of pension benefits thereunder following the termination of Mr. Davis’s employment shall be as set forth under the terms of such plans; provided, however, that if either or both of the SERP Plans are terminated, frozen or otherwise amended prior to August 3, 2005, then Mr. Davis shall have no greater right to benefits or benefit accruals under the SERP Plans than the other participants in such plans.

(6) During the Separation Pay and Consulting Period, Mr. Davis will remain eligible to participate in the Salary Continuation Plan of Koppers Inc. and in the Long Term Disability Plan of Koppers Inc. for Salaried Employees (the “LTD Plan”). At Koppers’ sole discretion, should Mr. Davis receive any benefits during said Separation Pay and Consulting Period under either Plan, Koppers will be entitled to offset the benefits received, dollar for dollar, against all amounts to be paid pursuant to subparagraph (1) above.

All severance and vacation pay due will be completed by the “Pay-Through-Date” of August 3, 2005, at which time Mr. Davis’s benefits as a severed employee will end.

B. Other Employment/Non-Competition: If Mr. Davis finds other employment prior to August 3, 2005 he may accept such other employment, without any impairment or offset of the payments set forth in Section 2, paragraph A provided that he does not, in the course of or in connection with such employment, breach any of the covenants set forth in this Agreement and provided further that he does not (during the Separation Pay and Consulting Period) engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, or shareholder, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other entity engaged anywhere in the world in the same business as Koppers, which is a global integrated producer of carbon compounds and treated wood products for use in a variety of markets including the railroad, aluminum, chemical, and steel industries. Mr. Davis recognizes and acknowledges that Koppers conducts business on a national and international basis, and therefore, Mr. Davis agrees that this restriction is reasonable and necessary to protect Koppers’ business. Mr. Davis also covenants and agrees that, during the Separation Pay and Consulting Period, he shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Koppers to leave Koppers for any reason whatsoever, or hire any employee of Koppers; and he shall not, directly or indirectly, solicit the business of, or do business with, any customer or prospective customer or supplier of Koppers for any business purpose other than for the benefit of Koppers.

C. Sufficiency of Consideration: Mr. Davis expressly acknowledges that, during the Separation Pay and Consulting Period and otherwise, he shall not receive any payments or benefits from Koppers other than those specified above and that Koppers shall not be required to make any further payment or provide any further benefit to him or on his behalf, for any reason whatsoever, either during the Separation Pay and Consulting Period or thereafter. Mr. Davis acknowledges and agrees that Koppers’ entry into a consulting arrangement with him as described in Section 1; Koppers’ agreement to pay him his regular salary for a period of 79 weeks and 3 days, as described in paragraph A above; the continuation of certain pension service credit accrual; and the outplacement services as described in paragraph D below, are significantly and substantially in addition to those benefits to which Mr. Davis was or is otherwise entitled and Mr. Davis acknowledges that these undertakings by Koppers are adequate consideration for all terms and covenants contained in this Agreement.

D. Outplacement: Koppers will assist Mr. Davis in finding employment with an employer other than Koppers (or its related companies or subsidiaries) by making available to Mr. Davis, at Koppers’ expense up to Fifteen Thousand Dollars ($15,000.00), the outplacement services of Drake Beam. The cost of said services will be paid by Koppers directly to Drake Beam, and Mr. Davis must commence utilizing the services by July 15, 2003 or they will not be available to him. If Mr. Davis desires to utilize these services, he should contact Cheryl Grec at (412) 227-2184.

SECTION 3 — COMPLETE RELEASE

A. In General: As defined in paragraph C below Mr. Davis agrees to irrevocably and unconditionally release any and all Claims he may now have against Koppers and the Released Parties as set forth in this Section 3.

B. Released Parties: The Released Parties are Koppers and its related Koppers entities; its employees, shareholders, officers, and directors; its insurers, employee benefit plans, and funds, programs or arrangements providing pension, welfare, and fringe benefits; and its and their successors and/or assigns, jointly and individually.

C. Claims Released: Mr. Davis understands and agrees that he is releasing all known and unknown claims, promises, causes of action, or similar rights of any type that he may have (the “Claims”) against any Released Party arising out of or in any way related to his employment with Koppers, the terms and conditions of his employment with Koppers, the end of Mr. Davis’s employment as the Vice President & Chief Financial Officer of Koppers and a member of Koppers’ Senior Management, the final termination of his employment with Koppers on August 3, 2005, and the continuing effects thereof. Mr. Davis further understands that the Claims he is releasing may arise under many different laws and under any possible legal, equitable, statutory, contractual or tort theory, including, but by no means limited to:

(1) Anti-discrimination statutes, such as the Age Discrimination in Employment Act and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination or harassment based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Pennsylvania Human Relations Act, which prohibits discrimination based on age, race, sex, non-job related handicap or disability; and any other federal, state, or local laws prohibiting employment or wage discrimination.

(2) Federal employment statutes, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

(3) Other laws, such as any federal, state, or local law restricting an employer’s right to terminate employees or otherwise regulating employment; any federal, state, or local laws enforcing express or implied employment contracts of any type whatsoever or requiring employers to deal with employees fairly or in good faith; and any wage payment and collection law.

(4) Tort and Contract Claims, such as Claims for wrongful or constructive discharge, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.

(5) Other examples of released Claims, include, but are not limited to: (i) Claims for compensation, stock options, deferred compensation, bonuses, and lost wages; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims for severance under the Severance Pay Program or similar benefits or for post-employment health or group insurance benefits; or (iv) Claims for the fees, costs, or expenses of any and all attorneys who represent or have represented Mr. Davis in connection with this Agreement.

Mr. Davis understands that he is releasing Claims that he may not know about. That is Mr. Davis’s knowing and voluntary intent, even though Mr. Davis recognizes that someday he might learn that some or all of the facts that he currently believes to be true are untrue and even though he might then regret having signed this Agreement. Nevertheless, Mr. Davis is assuming that risk and he agrees that this Agreement shall remain effective in all respects in any such case.

That is his knowing and voluntary intent. Mr. Davis also covenants that, to his knowledge, he has not sustained any work-related injury during his employment at Koppers.

D. Rights Not Released. Mr. Davis does not waive, nor shall this Agreement be construed to waive, any right which is not subject to waiver as a matter of law, or any right which arises after the effective date of this Agreement. Further, nothing in this Agreement shall affect any of the following: (i) Mr. Davis’s right to enforce this Agreement; (ii) Mr. Davis’s eligibility to receive his vested pension benefits from the Pension Plan in accordance with the terms of said plan; (iii) Mr. Davis’s eligibility to receive the vested portion of his account balance in the 401(k) Plan in accordance with the terms of said plan; and (iv) Mr. Davis and his eligible dependents’ eligibility to purchase (effective September 1, 2005 and at his or their own expense) continuation coverage for applicable insurance benefits as is provided to terminated employees of Koppers pursuant to the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act.

SECTION 4 — MR. DAVIS’S PROMISES

A. No Further Employment: Mr. Davis expressly acknowledges, understands, covenants, and agrees that he will not apply for or seek in any way to be employed, reemployed, or reinstated by Koppers as the Vice President & Chief Financial Officer, or in any other Senior Management role, or in any other capacity not expressly provided for in this Agreement and for the period provided by this Agreement. Mr. Davis acknowledges and agrees that the consulting arrangement will end by its terms on August 3, 2005 and is non-renewable; and Mr. Davis expressly agrees that he is not entitled to, nor will Koppers be obligated, either to extend this arrangement or enter into any other agreement, consulting or otherwise, with him covering any period after that date.

B. Pursuit of Released Claims: Mr. Davis specifically covenants that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive, and Mr. Davis promises never to file or prosecute a lawsuit or complaint based on any such Claim. Mr. Davis promises never to seek any damages, remedies, or other relief for himself personally (any right to which he hereby waives) by filing or prosecuting a charge with any administrative agency with respect to any such Claim. Mr. Davis further promises to request any government agency or other body assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter with prejudice, and he hereby waives his right to monetary or other recovery should any federal, state, or local administrative agency pursue any claims on his behalf against any of the Released Parties arising out of or relating to his employment with Koppers, the terms and conditions of that employment, or the termination of that employment.

C. No Limitation: Except for vested rights, Mr. Davis acknowledges and agrees that no provision of this Agreement referencing his participation in any Koppers employee benefit plan, program, or policy shall be deemed to limit any rights Koppers may have to amend or terminate such plan, program, or policy in accordance with its terms and applicable laws.

D. Taxes: Mr. Davis agrees that he is solely responsible for any tax liabilities and consequences which may result from his receipt of money under this Agreement, and Mr. Davis agrees that Koppers shall bear absolutely no responsibility for any such tax liabilities or consequences. Mr. Davis shall indemnify and hold Koppers harmless from any liability for tax payments, tax withholdings, penalties, additions to tax and/or interest which may result from any payment under this Agreement. Further, Mr. Davis agrees that Koppers shall not be required to pay any further sum to him, or to any other person or entity, for any reason as part of this settlement even if the tax liabilities and consequences to Mr. Davis are ultimately assessed in a fashion which he does not presently anticipate.

E. Indemnification: Mr. Davis hereby releases, indemnifies and holds the Released Parties harmless of and from any and all claims or causes of action for the fees, costs and expenses of any and all attorneys who have at any time or are now representing Mr. Davis in connection with the underlying dispute or with the matters which are the subject of this Agreement.

F. Ownership of Claims: Mr. Davis has not assigned or transferred any Claim he is releasing, nor has he purported to do so.

G. Nonadmission of Liability: Neither this Agreement nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of an admission by Koppers of any violation of or failure to comply with any federal, state, or local law, common law, agreement, rule, regulation or order. Further, Mr. Davis agrees that Koppers entry into this Agreement is not to be construed as, and is not, an admission that Koppers violated any of its duties or obligations to him or treated him improperly, unlawfully or unfairly in any manner whatsoever.

H. Implementation: Mr. Davis agrees to sign any documents and do anything else that is necessary in the future to implement this Agreement.

I. Confidential Information: Mr. Davis hereby acknowledges that during the course of his employment he gained knowledge or information of a confidential nature in which Koppers has a proprietary interest. Mr. Davis agrees not to disclose to any person or any entity, without the express written authorization and consent of Koppers, any confidential, proprietary or competitive information belonging to Koppers or its subsidiaries or affiliates, including without limitation confidential manufacturing processes, inventions, devices, cost data, marketing information, capital spending or other business plans or strategies, pricing information, customer lists, forecasts, personnel or employment information, legal plans or strategies or any other information not disclosed to the public or otherwise generally available to the public or known by Koppers’ competitors. Nothing contained in this Section 4 shall be construed as limiting any other obligations of confidentiality to which Mr. Davis may otherwise be bound, including without limitation the obligations of confidentiality set forth in the SERP.

J. This Agreement To Be Kept Confidential: Mr. Davis agrees not to disclose the terms or amount of this Agreement to anyone other than members of his immediate family, his attorney, and other professional advisors and, even as to such persons, only if they agree to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by Mr. Davis. This subsection does not prohibit the disclosure of the terms or amount of this Agreement to the extent necessary legally to enforce this Agreement, nor does it prohibit disclosures to the extent otherwise legally required. Mr. Davis acknowledges that Koppers would be irreparably harmed if this subsection were violated.

K. Consequence of Violating Any Promises: Mr. Davis agrees to pay the reasonable attorneys’ fees and any damages any Released Party may incur as a result of Mr. Davis breaching a promise he made in this Agreement (such as suing a Released Party over a released Claim that is later determined by a Court to have been waived and released under this Agreement) or if any representation he made in this Agreement was false when made or by violating the confidentiality provisions of this Section 4. Mr. Davis further agrees that Koppers would be irreparably harmed by any actual or threatened violation of Section 4 that involves disclosure of the terms or amount payable under this Agreement, and that Koppers (in addition to the remedies in subsection J above) will be entitled to an injunction prohibiting him from committing any such violation.

SECTION 5 — REVIEW AND REVOCATION

A. Review: Mr. Davis acknowledges and agrees that his waiver of rights under this Agreement is knowing and voluntary and complies in full with all criteria set forth in the regulations promulgated under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 and any and all federal, state, and local laws, regulations, and orders. Mr. Davis expressly warrants that he is advised hereby in writing to consult with an attorney prior to executing this Agreement. Mr. Davis further expressly warrants that he has had the opportunity to consult with, and to be advised by, an attorney before executing this Agreement to help him fully understand and appreciate its legal effect. Mr. Davis acknowledges that he has been afforded the opportunity to consider this Agreement for a period of 21 days, which is a reasonable period of time. In the event that Mr. Davis executes this Agreement prior to the expiration of the aforesaid 21-day period, he acknowledges that his execution of the Agreement was knowing and voluntary and was not induced in any way by Koppers or any other person.

B. Delivery: Mr. Davis shall cause the delivery of the executed counterparts of this Agreement to be made by June 23, 2003 to Steven R. Lacy, Vice President, Law and Human Resources and Secretary of Koppers, at 436 Seventh Avenue, Pittsburgh, PA 15219. This Agreement shall be void and of no effect if it is not executed by Mr. Davis and delivered to Mr. Lacy at the aforesaid address by June 23, 2003.

C. Revocation: Mr. Davis has the right to revoke this Agreement at any time within the seven-day period immediately following his execution of this Agreement. To exercise that right, Mr. Davis must send a written notification of revocation either by certified mail, return receipt requested, or by hand delivery, or by facsimile (412-227-2333) to Steven R. Lacy, Vice President, Law and Human Resources and Secretary of Koppers Inc. at the address stated in paragraph B above. If Mr. Davis revokes this Agreement within such seven-day period, Koppers shall have no obligations whatsoever pursuant to this Agreement. If Mr. Davis does not advise Koppers in writing that he revokes this Agreement within seven days of his execution of it, this Agreement shall be forever enforceable. The eighth day following Mr. Davis’s execution of this Agreement shall be deemed the Effective Date of this Agreement.

SECTION 6 — MISCELLANEOUS

A. Entire Agreement: Mr. Davis understands and agrees that the terms and conditions of this Agreement constitute the full and complete understanding and agreement between him and Koppers with respect to all matters covered by this Agreement, that there are no other agreements, covenants, promises, or arrangements between him and Koppers other than those set forth herein, and that the terms and conditions of this Agreement cancel and supersede any prior understandings or agreements (including any Employment Agreement) that may have existed between Mr. Davis and Koppers with respect to all matters covered by this Agreement, and that no other promise or inducement has been offered to him except as set forth herein.

B. Amendment: This Agreement may not be amended, modified, waived or cancelled except by a writing signed by each party hereto. No waiver of any provision of this Agreement shall be effective as against the waiving party unless such waiver is in writing and signed by the waiving party. Waiver by a party as provided in this Section 6 shall not be construed as or constitute either a continuing waiver or a waiver of any other matter by the waiving party.

C. Severability: If any term, condition, clause or provision of this Agreement shall be determined by a court of competent jurisdiction to be void or invalid at law, or for any other reason, then only that term, condition, clause or provision, as is determined to be void or invalid, shall be stricken from this Agreement, and this Agreement shall remain in full force and effect in all other respects.

D. Interpretation. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Mr. Davis or any Released Party. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other and the use of Koppers Inc. and Koppers Industries, Inc. shall have the same meaning. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. The statutes and common law of the Commonwealth of Pennsylvania shall govern this Agreement.

E. Change of Address: Mr. Davis agrees and understands that it is his full and complete responsibility to notify Koppers of any change of his address. Koppers will not be responsible for any amount claimed by Mr. Davis that was not received as the result of Mr. Davis’s failure to promptly notify Koppers of any change in his address.

F. Notice of Subsequent Employment. Mr. Davis agrees to provide Koppers with written notice within ten (10) days after the commencement of any work arrangement, including but not limited to any employment, contractor, consultant, partnership and/or agency arrangement, during the Severance Pay and Consulting Period, of the identity of Mr. Davis’s employer, client, partner, or principal and Mr. Davis’s position with respect to such arrangements. In addition, should Mr. Davis become covered by another employer-sponsored medical, dental, or vision plan at any time prior to August 3, 2005, Mr. Davis agrees to notify Koppers within ten (10) days after the commencement of said coverage.

G. Successors: This Agreement binds Mr. Davis, his heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

H. Death Prior to August 3, 2005. In the event that Mr. Davis dies prior to August 3, 2005, the compensation and benefits set forth herein shall terminate, except that benefits will be payable to Mr. Davis’s spouse or other beneficiaries in accordance with the provisions of the various employee benefit plans sponsored by Koppers which provide for payment of benefits upon the death of a terminated employee.

I. Reclamation of Payments. Mr. Davis acknowledges that if he fails to abide by any of the terms of this Agreement, Koppers may reclaim any amounts payable hereunder, without waiving the release granted by Mr. Davis in Section 3 and immediately terminate any benefits or payments that are due to him hereunder, in addition to any other remedies that Koppers may have.

J. Arbitration: Except for disputes relating to Section 2, paragraph B and to Section 4, paragraphs J and K, any disagreement or dispute arising under or related to any provision of this Agreement shall be submitted to final and binding arbitration, pursuant to the rules then in effect of the American Arbitration Association, by one arbitrator who is a member of the National Academy of Arbitrators. The decision of such arbitrator shall be final and binding upon Koppers and Mr. Davis, and judgment may be entered thereon in any court having jurisdiction. The arbitrator shall not have the authority to alter, delete, or add to the provisions of this Agreement and the arbitrator’s decision shall be based solely upon interpretation of the provisions of this Agreement. Koppers and Mr. Davis waive any right to have any dispute or disagreement adjudicated by any other arbitration panel or before any other forum, except as required by law. Unless otherwise agreed by the parties, the arbitration shall take place in Pittsburgh, Pennsylvania, and the arbitration fee shall be borne equally by Koppers and Mr. Davis.

K. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original when signed and shall constitute the same instrument.

Mr. Davis acknowledges that he has carefully read the foregoing Agreement, that he understands completely its contents, that he understands the significance and consequence of signing it, and that he intends to be legally bound by its terms. Mr. Davis further acknowledges that he has had a reasonable and sufficient period of time within which to consider this Agreement and that he has had the opportunity to review this Agreement with counsel. Mr. Davis swears that he has agreed to and signed this Agreement voluntarily and as his own free will, act, and deed and for full and sufficient consideration.

IN WITNESS WHEREOF, DONALD E. DAVIS and KOPPERS INC. have caused this Confidential Agreement and General Release to be executed as of the day and year set forth below.

Witness: Dated:____________________	Donald E. Davis Dated:____________________

KOPPERS INC. By: ______________________________________________ Title: Vice President, Law & Human Resources Dated: May 27, 2003